Exhibit 99.1
GAYLORD ENTERTAINMENT CO. REPORTS FOURTH QUARTER
AND FULL YEAR 2009 RESULTS
- Gaylord Hotels Total RevPAR declined only 0.8 percent in the Fourth Quarter of 2009 —
- Net Advance Group Bookings increased 8.7 percent in the Fourth Quarter of 2009 Underscoring
Strength of Brand and Customer Loyalty -
NASHVILLE, Tenn. (February 9, 2010) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the fourth quarter and full year ended December 31, 2009. Highlights from the fourth quarter and full year ended December 31, 2009 include:
•	Consolidated revenue decreased 0.5 percent to $249.4 million in the fourth quarter of 2009 from $250.6 million in the same period last year. For the full year 2009, consolidated revenue decreased 5.6 percent to $879.1 million. Hospitality segment total revenue decreased 0.8 percent to $231.0 million in the fourth quarter of 2009 compared to $232.9 million in the prior-year quarter, and same-store hospitality revenue decreased 3.9 percent to $174.2 million. Hospitality revenue for the full year 2009 decreased 4.0 percent to $814.2 million, and same-store hospitality revenue decreased 14.2 percent to $582.8 million. Gaylord Hotels revenue per available room[1] (“RevPAR”) and total revenue per available room[2] (“Total RevPAR”) decreased 2.7 percent and 0.8 percent, respectively, in the fourth quarter of 2009 compared to the fourth quarter of 2008. For the full year 2009, Gaylord Hotels RevPAR and Total RevPAR decreased 10.0 percent and 9.9 percent, respectively, compared to 2008. Total RevPAR for the fourth quarter of 2009 includes attrition and cancellation fees of approximately $7.6 million collected during the quarter compared to $5.7 million in fees for the prior-year quarter. For the full year 2009, attrition and cancellation fee collections totaled $27.7 million compared to $14.5 million in the prior year.

•	Loss from continuing operations was $0.6 million, or a loss of $0.01 per diluted share (based on 46,975,000 weighted average shares outstanding), in the fourth quarter of 2009 compared to income from continuing operations of $9.4 million, or $0.23 per diluted share, in the prior-year quarter (based on 41,081,000 weighted average shares outstanding). For the full year 2009, loss from continuing operations was $0.05 million, or $0.00 per diluted share (based on 42,490,000 weighted average shares outstanding), compared to income from continuing operations of $4.6 million in the full year 2008, or $0.11 per diluted share (based on 41,257,000 weighted average shares outstanding). Loss from continuing operations in the fourth quarter of 2009 included a pre-tax $6.0 million loss on the purchase and redemption of the $259.8 million remaining principal amount outstanding of the Company’s 8 percent senior notes. Income from continuing operations for the same period in 2008 included a $19.9 million pre-tax gain on the repurchase of a portion of the Company’s 8 percent and 6.75 percent senior notes, partially offset by a pre-tax $4.7 million non-cash impairment charge related to the termination of the Chula Vista project and a pre-tax $2.5 million non-cash impairment charge associated with the write-off of the Company’s investment in Waipouli Holdings, LLC. Loss from continuing operations for the full year 2009 also included $7.9 million in pre-tax severance costs associated with the Company’s cost-containment initiatives, a pre-tax $6.6 million non-cash impairment charge related to the write-off of goodwill of Corporate Magic, a reporting unit within the Company’s Opry & Attractions segment, a pre-tax $3.0 million non-cash charge to recognize compensation expense related to the surrender of certain executives’ stock options and $1.9 million of pre-tax costs associated with the resolution of a potential proxy contest. These costs were offset by a pre-tax $24.7 million gain on the repurchase of portions of the Company’s 8 percent and 6.75 percent senior notes prior to the purchase and redemption of the remaining outstanding balance of the 8 percent senior notes in the fourth quarter of 2009 and a pre-tax $3.6 million gain related to a payment received in connection with a tax increment financing (“TIF”) arrangement related to the Ryman Auditorium. Income from continuing operations for the full year 2008 also included $19.2 million in pre-tax pre-opening costs, primarily associated with Gaylord National, and a pre-tax $12.0 million non-cash impairment charge related to the termination of the La Cantera acquisition.

•	Adjusted EBITDA[3] was $51.8 million in the fourth quarter of 2009 compared to $38.4 million in the prior-year quarter. For the full year 2009, Adjusted EBITDA was $165.7 million compared to $147.2 million in the prior year.

•	Consolidated Cash Flow[4] (“CCF”) increased 11.3 percent to $53.9 million in the fourth quarter of 2009 compared to $48.4 million in the same period last year. Consolidated CCF for the full year 2009 decreased by 4.3 percent from 2008 to $189.5 million. Gaylord Hotels full year CCF decreased 3.9 percent to $221.0 million, and full year same-store CCF decreased 18.3 percent to

$160.7 million. CCF for the full year 2009 included $7.4 million in severance costs, a $3.6 million gain under the TIF arrangement related to the Ryman Auditorium and $1.9 million in costs associated with the resolution of a potential proxy contest as discussed above.

•	Gaylord Hotels gross advance group bookings in the fourth quarter of 2009 for all future years was 736,736 room nights, an increase of 18.7 percent when compared to the same period last year. Net of attrition and cancellations, advance bookings in the fourth quarter for all future periods were 453,093 room nights, an increase of 8.7 percent when compared to the same period last year.
“This was another solid quarter for our business, in what continues to be a challenged economy,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “We are encouraged by how our unique, group-centric business model and our dedicated STARS have responded to the challenges of this past year. We remained focused throughout the year on streamlining our business and optimizing cost-cutting efficiencies, which saved us approximately $45 million in 2009. These savings, when combined with our aggressive collection of attrition and cancellation fees, translated into a 26.9 percent CCF margin4 for our hotels in the fourth quarter, and a 27.1 percent CCF margin for our hotels for the full year 2009. Set against full year same-store revenue declines of roughly 14 percent, we were pleased with our profitability performance.
“Advance group bookings, which serve as a leading indicator for our business, were encouraging in the fourth quarter of 2009. We booked more than 450,000 net room nights during the quarter and more than one million during the full year. While net advance bookings were down year-over-year, an 8.7 percent quarter-over-quarter improvement gives us confidence that meeting and convention groups will continue to return to our hotels in the years to come.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the fourth quarter and full year 2009 include:
•	Same-store RevPAR for the quarter decreased 7.1 percent to $111.76 compared to $120.36 in the prior-year quarter. Same-store Total RevPAR for the quarter decreased 3.9 percent to $310.51 compared to $323.03 in the prior-year quarter. Same-store RevPAR for the full year decreased 15.6 percent compared to the prior-year to $104.15. Same-store Total RevPAR decreased 14.1 percent compared to the prior year to $261.81. Same-store hotels when used herein exclude Gaylord National for all periods presented.

•	Gaylord National RevPAR in the fourth quarter of 2009 increased 12.1 percent to $125.64 compared to $112.11 in the prior-year quarter. Gaylord National Total RevPAR in the fourth quarter of 2009 increased 9.8 percent to $309.06 compared to $281.44 in the prior-year quarter. For the full year 2009, Gaylord National achieved RevPAR of $133.16 and Total RevPAR of $317.54.

•	Same-store CCF increased 5.8 percent to $52.5 million for the fourth quarter compared to $49.6 million in the prior-year quarter. Same-store CCF margin increased 270 basis points to 30.1 percent compared to 27.4 percent in the fourth quarter of 2008. Same-store CCF margin for the year decreased 140 basis points to 27.6 percent compared to 29.0 percent in 2008. Full year same-store CCF and CCF margin included $2.9 million in severance costs.

•	Gaylord National CCF increased 15.0 percent to $9.7 million in the fourth quarter compared to $8.4 million in the prior-year quarter, and generated $60.3 million in CCF for the full year 2009. Gaylord National CCF margin increased 70 basis points to 17.0 percent compared to 16.3 percent in the fourth quarter of 2008. Gaylord National CCF margin for the year increased 640 basis points to 26.0 percent compared to 19.6 percent in 2008. Full-year Gaylord National CCF and CCF margin included $0.5 million in severance costs.

•	Same-store attrition that occurred for groups that traveled in the fourth quarter of 2009 was 10.6 percent of the agreed upon room block compared to 14.1 percent for the same period in 2008 and 9.9 percent in the third quarter of 2009. Same-store in-the-year, for-the-year cancellations in the fourth quarter totaled approximately 6,278 room nights compared to 15,332 in the same period of 2008 and 14,375 in the third quarter of 2009. Same-store in-the-year, for-the-year cancellations for the full year 2009 totaled approximately 116,735 compared to 74,673 in the prior year. Gaylord Hotels attrition and cancellation fee collections totaled $7.6 million in the fourth quarter of 2009 compared to $5.7 million for the same period in 2008 and $4.3 million in the third quarter of 2009. For the full year 2009, attrition and cancellation fee collections totaled $27.7 million compared to $14.5 million in the prior year.
Reed continued, “We continued to see tangible signs of stabilization in our business in the fourth quarter. Attrition and cancellation levels continue to normalize. The 10.6 percent same-store attrition we experienced in the fourth quarter is a significant improvement over 14.1 percent in the fourth quarter of 2008. Our average group room rate booked in 2009 for 2010 has been slightly better than the average room rate actualized in 2009, a sign that travel and convention budgets are potentially beginning to return to historical levels. Additionally, our holiday programs drove incremental business in the fourth quarter and demonstrated that leisure consumer demand is stabilizing.”
At the property level, Gaylord Opryland generated revenue of $82.7 million in the fourth quarter of 2009, a 4.2 percent decrease compared to $86.4 million in the prior-year quarter, due primarily to a decline in average daily rate (“ADR”). Full year 2009 revenue of $247.1 million represented a 16.7 percent decrease compared to $296.7 million in 2008. Occupancy for the quarter increased 1.8 percentage points compared to the prior-year quarter and decreased 9.4 percentage points for the full year. Fourth quarter RevPAR decreased 7.1 percent to $116.72 compared to $125.61 in the same period last year. Total RevPAR decreased 4.2 percent to $312.30 in the fourth quarter of 2009 compared to $326.12 in the prior-year quarter. For the full year 2009, RevPAR and Total RevPAR decreased 16.4 percent and 16.9 percent to $99.74 and $235.10, respectively. CCF increased 5.4 percent to $25.3 million for the fourth quarter, versus $24.0 million in the prior-year quarter. For the quarter, CCF margin increased 280 basis points over the prior-year quarter to 30.6 percent. Full year 2009 CCF decreased 26.2 percent to $62.5 million primarily due to the decline in occupancy driven by the economic recession. Full year CCF and CCF margin included $1.6 million in severance costs. Despite the 16.7 percent decline in full year revenue, CCF margin for the year was 25.3 percent, a decline of only 330 basis points compared to 2008.
Gaylord Palms posted revenue of $41.7 million in the fourth quarter of 2009, a 3.0 percent decrease compared to $43.0 million in the prior-year quarter driven primarily by a decrease in occupancy. Full year 2009 revenue of $157.2 million represented a 13.0 percent decrease compared to $180.8 million in 2008. Occupancy for the quarter was down 4.6 percentage points compared to the prior-year quarter, and was down 10.3 percentage points for the full year. Fourth quarter RevPAR decreased 4.4 percent to $115.47 compared to $120.81 in the prior-year quarter. Total RevPAR in the fourth quarter decreased 3.0 percent to $322.50 compared to $332.51 in the prior-year quarter. For the full year, RevPAR decreased 14.4 percent to $118.01 and Total RevPAR decreased 12.8 percent to $306.34. In the fourth quarter, CCF increased to $11.1 million compared to $10.8 million in the prior-year quarter, resulting in a CCF margin of 26.7 percent, a 150 basis point increase compared to 25.2 percent in the prior-year quarter. For the full year, CCF decreased 15.0 percent to $44.7 million compared to $52.6 million in 2008. Full year CCF and CCF margin included $0.6 million in severance costs. Despite the 13.0 percent decline in full year revenue, CCF margin for the year was 28.4 percent, a decline of only 70 basis points.
Gaylord Texan revenue was $47.9 million in the fourth quarter of 2009, a decrease of 3.4 percent from $49.6 million in the prior-year quarter, driven primarily by a decline in ADR. For the full year, revenue decreased 11.1 percent to $171.4 million from $192.7 million in 2008, driven by declines in occupancy and ADR. Occupancy for the fourth quarter was up 2.1 percentage points compared to the fourth quarter of 2008 and for the full year was down 5.7 percentage points. RevPAR in the fourth quarter decreased 8.8 percent to $109.37 when compared to $119.87 in the prior-year quarter due to the decline in ADR as industry rate pressure continued. Total RevPAR decreased 3.4 percent to $344.48 compared to $356.66 in the prior-year quarter. For the year, RevPAR decreased 15.0 percent to $109.49 from $128.77 in 2008. Total RevPAR for the full year decreased 10.8 percent to $310.74 compared to $348.46 in 2008. CCF increased 10.3 percent to $15.0 million in the fourth quarter of 2009, versus $13.6 million in the prior-year quarter, resulting in a 31.3 percent CCF margin, a 390 basis point increase from the prior-year quarter. Full year CCF and CCF margin included $0.6 million in severance costs. Despite the 11.1 percent decline in full year revenue, CCF for the full year decreased only 9.1 percent to $51.3 million. CCF margin for the full year 2009 was 29.9 percent, a 60 basis point increase compared to the prior-year.
Gaylord National generated revenue of $56.8 million in the fourth quarter of 2009, a 9.8 percent increase when compared to the prior-year quarter. Revenue for the full year was $231.3 million. RevPAR in the fourth quarter increased 12.1 percent to $125.64 when compared to the prior-year quarter. For the full year 2009, RevPAR was $133.16. Total RevPAR increased 9.8 percent to $309.06 in the fourth quarter when compared to the prior-year quarter. Total RevPAR for the full year 2009 was $317.54. CCF increased 15.0 percent to $9.7 million in the fourth quarter when compared to the prior-year quarter. CCF margin increased 70 basis points in the fourth quarter when compared to the prior-year quarter. For the full year, CCF was $60.3 million and CCF margin was 26.0 percent, a 640 basis points increase when compared to the prior year. Full year CCF and CCF margin included $0.5 million in severance costs.
Reed continued, “The Gaylord National continued to gain momentum this quarter despite a challenging economy and at times, challenging weather conditions that made travel in and around Washington, D.C. very difficult. We continue to grow our revenue base and improve our operations, which we believe will translate into additional growth in 2010.”
Development Update
Gaylord Entertainment’s planned resort and convention hotel in Mesa, Arizona remains in the very early stages of planning, and specific details of the property and budget have not yet been determined. The Company anticipates that any expenditure associated with the project will not have a material financial impact in the near-term.

Opry and Attractions
Opry and Attractions segment revenue increased 4.4 percent to $18.4 million in the fourth quarter of 2009, compared to $17.7 million in the year-ago quarter. For the full year, revenue decreased to $64.9 million compared to $82.1 million in 2008. The segment’s CCF increased to $3.2 million in the fourth quarter of 2009 from $1.7 million in the prior-year quarter. Full year CCF increased by 15.4 percent to $12.5 million compared to 2008. Full year CCF and CCF margin included $0.5 million in severance costs and a $3.6 million gain recorded from the TIF payment related to the Ryman Auditorium.
Corporate and Other
Corporate and Other operating loss totaled $14.9 million in the fourth quarter of 2009 compared to an operating loss of $19.2 million in the same period last year. For the full year, the segment reported an operating loss of $60.4 million compared to an operating loss of $71.3 million in the prior-year. Corporate and Other CCF in the fourth quarter of 2009 declined 0.9 percent to a loss of $11.4 million compared to a loss of $11.3 million in the same period last year. For the full year, CCF declined 2.9 percent to a loss of $44.0 million compared to a loss of $42.8 million in 2008. Full year CCF and CCF margin included $3.6 million in severance costs and $1.9 million in costs associated with the resolution of a potential proxy contest. For the full year, the difference between Corporate and Other operating loss and Corporate and Other CCF was primarily due to depreciation and amortization expense and non-cash stock option expense, which included $3.0 million non-cash charge to recognize compensation expense related to the surrender of certain executives’ stock options.
Liquidity
As of December 31, 2009, the Company had long-term debt outstanding, including current portion, of $1,178.7 million and unrestricted and restricted cash of $181.2 million. At the end of the fourth quarter of 2009, $300.0 million of borrowings were undrawn under the Company’s $1.0 billion credit facility, and the lending banks had issued $9.8 million in letters of credit, which left $290.2 million of availability under the credit facility. During the quarter, the Company purchased and redeemed the $259.8 million remaining principal amount outstanding of its 8.0 percent senior notes due 2013 for a total payment of $267.0 million, using net proceeds from previously announced financing transactions completed in the third quarter of 2009.
Outlook
Reed concluded, “As we look towards 2010, we have been encouraged by signs of market stabilization including lower attrition and cancellation rates and solid advance bookings. That said, it is difficult to have total visibility into what remains an unpredictable political and economic environment. We have closely examined our business and the factors that could impact it moving forward and continue to believe that top line demand will likely be flat in 2010, though there is potential during the year for RevPAR growth to enter positive territory. We do expect to see labor and benefit cost increases in 2010, as well as the full impact of our completed union contract at Gaylord National. All of these cost increases will combine to impact profitability. As always, we will remain prudent in how we manage our business including capital expenditures.
“For the full year 2010, we are anticipating Gaylord Hotels RevPAR to range from a decline of 2.0 percent to an increase of 1.0 percent compared to full year 2009. We anticipate Gaylord Hotels Total RevPAR to range from a decline of 1.0 percent to an increase of 2.0 percent compared to the full year 2009. We are also providing Gaylord Hotels CCF guidance of $210-$226 million. For the Opry and Attractions segment, we are placing CCF guidance at $10-$12 million, and for our Corporate and Other segment we are guiding CCF performance of a loss of $44-$41 million. As such, we expect our total CCF performance to be in the range of $176-$197 million.”

2010 Guidance

Consolidated Cash Flow
Gaylord Hotels	$ 210 — 226 Million
Opry and Attractions	$ 10 — 12 Million
Corporate and Other	$ (44 — 41) Million

Totals	$176 — 197 Million

Gaylord Hotels RevPAR	(2)% — 1%
Gaylord Hotels Total RevPAR	(1)% — 2%
Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.

About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, rising labor and benefits costs, the timing of any new development projects, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Reports on From 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

1   The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period.
2   The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.
3   Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets and purchases of our debt. In accordance with generally accepted accounting principles, these items are not included in determining our operating income. The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net (loss) income is presented in the Supplemental Financial Results contained in this press release.

4   As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of pre-opening costs, impairment charges, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the termination of certain interest rate swaps and the disposal of certain fixed assets, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net (loss) income or segment operating (loss) income is included as part of the Supplemental Financial Results contained in this press release. CCF margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Senior Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~

Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2009	2008	2009	2008

Revenues	$249,446	$250,632	$879,121	$930,869
Operating expenses:
Operating costs	151,302	156,447	531,257	566,366
Selling, general and administrative (a)	46,324	48,590	175,550	178,809
Impairment charges (b)	—	7,233	6,586	19,264
Preopening costs	—	—	—	19,190
Depreciation and amortization	30,392	29,946	116,592	109,774

Operating income	21,428	8,416	49,136	37,466

Interest expense, net of amounts capitalized	(21,087)	(20,024)	(76,592)	(64,069)
Interest income	3,676	4,106	15,087	12,689
Loss from unconsolidated companies	(152)	(453)	(5)	(746)
(Loss) gain on extinguishment of debt	(6,049)	19,862	18,677	19,862
Other gains and (losses), net	(573)	(501)	2,847	453

(Loss) income before (benefit) provision for income taxes	(2,757)	11,406	9,150	5,655

(Benefit) provision for income taxes	(2,118)	1,991	9,197	1,046

(Loss) income from continuing operations	(639)	9,415	(47)	4,609

Income (loss) from discontinued operations, net of taxes	39	(1,012)	24	(245)

Net (loss) income	$(600)	$8,403	$(23)	$4,364

Basic net (loss) income per share:
(Loss) income from continuing operations	$(0.01)	$0.23	$(0.00)	$0.11
Loss from discontinued operations, net of taxes	—	(0.02)	—	—

Net (loss) income	$(0.01)	$0.21	$(0.00)	$0.11

Fully diluted net (loss) income per share:
(Loss) income from continuing operations	$(0.01)	$0.23	$(0.00)	$0.11
Loss from discontinued operations, net of taxes	—	(0.03)	—	—

Net (loss) income	$(0.01)	$0.20	$(0.00)	$0.11

Weighted average common shares for the period (c):
Basic	46,975	40,882	42,490	40,943
Fully-diluted	46,975	41,081	42,490	41,257

(a)	Includes non-cash lease expense of $1.5 million for the three months ended December 31, 2009 and 2008, and $6.0 million and $6.1 million for the twelve months ended December 31, 2009 and 2008, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis. Includes a pre-tax $3.0 million non-cash charge for the twelve months ended December 31, 2009 to recognize compensation expense related to the surrender of certain executives’ stock options.

(b)	Represents a non-recurring $6.6 million impairment charge related to the goodwill of a reporting unit within our Opry and Attractions segment for the twelve months ended December 31, 2009, a non-recurring $4.7 million impairment charge related to the termination of our Chula Vista project and a non-recurring $2.5 million impairment charge associated with the write-off of our investment in Waipouli Holdings, LLC for the three months and twelve months ended December 31, 2008, and a non-recurring $12.0 million impairment charge related to the termination of an agreement to purchase the Westin La Cantera Resort for the twelve months ended December 31, 2008.

(c)	Reflects 6,000,000 shares of common stock issued in a public offering in the third quarter of 2009.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Dec. 31,	Dec. 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$180,033	$1,043
Cash and cash equivalents — restricted	1,150	1,165
Trade receivables, net	40,917	49,114
Deferred income taxes	2,525	6,266
Other current assets	80,888	50,793
Current assets of discontinued operations	63	197

Total current assets	305,576	108,578

Property and equipment, net of accumulated depreciation	2,149,814	2,227,574
Notes receivable, net of current portion	142,311	146,866
Intangible assets, net of accumulated amortization	108	121
Goodwill	329	6,915
Indefinite lived intangible assets	1,480	1,480
Investments	128	1,131
Estimated fair value of derivative assets	—	6,235
Long-term deferred financing costs	18,081	18,888
Other long-term assets	43,196	42,591

Total assets	$2,661,023	$2,560,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,814	$1,904
Accounts payable and accrued liabilities	151,863	168,155
Estimated fair value of derivative liabilities	—	1,606
Current liabilities of discontinued operations	669	1,329

Total current liabilities	154,346	172,994

Long-term debt and capital lease obligations, net of current portion	1,176,874	1,260,997
Deferred income taxes	100,590	62,656
Estimated fair value of derivative liabilities	25,661	28,489
Other long-term liabilities	124,421	131,578
Long-term liabilities of discontinued operations	447	446
Stockholders’ equity	1,078,684	903,219

Total liabilities and stockholders’ equity	$2,661,023	$2,560,379

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2009		2008		2009		2008
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$249,446	100.0%	$250,632	100.0%	$879,121	100.0%	$930,869	100.0%

Net (loss) income	$(600)	-0.2%	$8,403	3.4%	$(23)	0.0%	$4,364	0.5%
(Income) loss from discontinued operations, net of taxes	(39)	0.0%	1,012	0.4%	(24)	0.0%	245	0.0%
(Benefit) provision for income taxes	(2,118)	-0.8%	1,991	0.8%	9,197	1.0%	1,046	0.1%
Other (gains) and losses, net	573	0.2%	501	0.2%	(2,847)	-0.3%	(453)	0.0%
Loss (gain) on extinguishment of debt	6,049	2.4%	(19,862)	-7.9%	(18,677)	-2.1%	(19,862)	-2.1%
Loss from unconsolidated companies	152	0.1%	453	0.2%	5	0.0%	746	0.1%
Interest expense, net	17,411	7.0%	15,918	6.4%	61,505	7.0%	51,380	5.5%

Operating income	21,428	8.6%	8,416	3.4%	49,136	5.6%	37,466	4.0%
Depreciation & amortization	30,392	12.2%	29,946	11.9%	116,592	13.3%	109,774	11.8%

Adjusted EBITDA	51,820	20.8%	38,362	15.3%	165,728	18.9%	147,240	15.8%
Pre-opening costs	—	0.0%	—	0.0%	—	0.0%	19,190	2.1%
Impairment charges	—	0.0%	7,233	2.9%	6,586	0.7%	19,264	2.1%
Other non-cash expenses	1,503	0.6%	1,530	0.6%	6,017	0.7%	6,120	0.7%
Stock option expense	608	0.2%	1,655	0.7%	7,625	0.9%	6,604	0.7%
Other gains and (losses), net	(573)	-0.2%	(501)	-0.2%	2,847	0.3%	453	0.0%
Gain on termination of interest rate swap	—	0.0%	—	0.0%	—	0.0%	(1,276)	-0.1%
Loss on sales of assets	574	0.2%	159	0.1%	713	0.1%	416	0.0%

CCF	$53,932	21.6%	$48,438	19.3%	$189,516	21.6%	$198,011	21.3%

Hospitality segment
Revenue	$230,981	100.0%	$232,940	100.0%	$814,154	100.0%	$848,332	100.0%
Operating income	34,321	14.9%	27,162	11.7%	112,172	13.8%	103,139	12.2%
Depreciation & amortization	26,030	11.3%	26,500	11.4%	101,444	12.5%	97,229	11.5%
Pre-opening costs	—	0.0%	—	0.0%	—	0.0%	19,190	2.3%
Impairment charges	—	0.0%	2,499	1.1%	—	0.0%	2,499	0.3%
Other non-cash expenses	1,503	0.7%	1,530	0.7%	6,017	0.7%	6,120	0.7%
Stock option expense	288	0.1%	498	0.2%	1,466	0.2%	1,990	0.2%
Other losses, net	(522)	-0.2%	(224)	-0.1%	(725)	-0.1%	(322)	0.0%
Loss on sales of assets	521	0.2%	52	0.0%	617	0.1%	85	0.0%

CCF	$62,141	26.9%	$58,017	24.9%	$220,991	27.1%	$229,930	27.1%

Hospitality segment (Same Store — excludes Gaylord National)
Revenue	$174,228	100.0%	$181,258	100.0%	$582,813	100.0%	$679,108	100.0%
Operating income	33,494	19.2%	27,043	14.9%	86,093	14.8%	113,547	16.7%
Depreciation & amortization	17,243	9.9%	18,290	10.1%	67,532	11.6%	72,464	10.7%
Pre-opening costs	—	0.0%	—	0.0%	—	0.0%	702	0.1%
Impairment charges	—	0.0%	2,499	1.4%	—	0.0%	2,499	0.4%
Other non-cash expenses	1,503	0.9%	1,530	0.8%	6,017	1.0%	6,120	0.9%
Stock option expense	240	0.1%	428	0.2%	1,199	0.2%	1,686	0.2%
Other losses, net	(301)	-0.2%	(219)	-0.1%	(497)	-0.1%	(317)	0.0%
Loss on sales of assets	300	0.2%	47	0.0%	389	0.1%	80	0.0%

CCF	$52,479	30.1%	$49,618	27.4%	$160,733	27.6%	$196,781	29.0%

Gaylord National
Revenue	$56,753	100.0%	$51,682	100.0%	$231,341	100.0%	$169,224	100.0%
Operating income (loss)	827	1.5%	119	0.2%	26,079	11.3%	(10,408)	-6.2%
Depreciation & amortization	8,787	15.5%	8,210	15.9%	33,912	14.7%	24,765	14.6%
Pre-opening costs	—	0.0%	—	0.0%	—	0.0%	18,488	10.9%
Stock option expense	48	0.1%	70	0.1%	267	0.1%	304	0.2%
Other losses, net	(221)	-0.4%	(5)	0.0%	(228)	-0.1%	(5)	0.0%
Loss on sales of assets	221	0.4%	5	0.0%	228	0.1%	5	0.0%

CCF	$9,662	17.0%	$8,399	16.3%	$60,258	26.0%	$33,149	19.6%

Opry and Attractions segment
Revenue	$18,443	100.0%	$17,665	100.0%	$64,875	100.0%	$82,125	100.0%
Operating income (loss)	1,979	10.7%	503	2.8%	(2,658)	-4.1%	5,641	6.9%
Depreciation & amortization	1,189	6.4%	1,165	6.6%	4,699	7.2%	4,894	6.0%
Impairment charges	—	0.0%	—	0.0%	6,586	10.2%	—	0.0%
Stock option expense	56	0.3%	81	0.5%	269	0.4%	302	0.4%
Other gains and (losses), net	1	0.0%	(71)	-0.4%	3,614	5.6%	(90)	-0.1%
Loss (gain) on sales of assets	—	0.0%	71	0.4%	(2)	0.0%	90	0.1%

CCF	$3,225	17.5%	$1,749	9.9%	$12,508	19.3%	$10,837	13.2%

Corporate and Other segment
Revenue	$22		$27		$92		$412
Operating loss	(14,872)		(19,249)		(60,378)		(71,314)
Depreciation & amortization	3,173		2,281		10,449		7,651
Impairment charges	—		4,734		—		16,765
Stock option expense	264		1,076		5,890		4,312
Other gains and (losses), net	(52)		(206)		(42)		865
Gain on termination of interest rate swap	—		—		—		(1,276)
Loss on sales of assets	53		36		98		241

CCF	$(11,434)		$(11,328)		$(43,983)		$(42,756)

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2009	2008	2009	2008
HOSPITALITY OPERATING METRICS:

Gaylord Hospitality Segment (a) (b)

Occupancy	70.1%	68.3%	65.8%	72.2%
Average daily rate (ADR)	$164.42	$173.30	$169.23	$171.36
RevPAR	$115.18	$118.33	$111.30	$123.69
OtherPAR	$194.97	$194.45	$164.25	$182.05
Total RevPAR	$310.15	$312.78	$275.55	$305.74

Revenue	$230,981	$232,940	$814,154	$848,332
CCF	$62,141	$58,017	$220,991	$229,930
CCF Margin	26.9%	24.9%	27.1%	27.1%

Gaylord Opryland (a)

Occupancy	78.4%	76.6%	66.5%	75.9%
Average daily rate (ADR)	$148.93	$163.95	$150.07	$157.30
RevPAR	$116.72	$125.61	$99.74	$119.32
OtherPAR	$195.58	$200.51	$135.36	$163.58
Total RevPAR	$312.30	$326.12	$235.10	$282.90

Revenue	$82,719	$86,380	$247,053	$296,666
CCF	$25,286	$23,992	$62,515	$84,722
CCF Margin	30.6%	27.8%	25.3%	28.6%

Gaylord Palms

Occupancy	68.0%	72.6%	67.0%	77.3%
Average daily rate (ADR)	$169.69	$166.31	$176.13	$178.42
RevPAR	$115.47	$120.81	$118.01	$137.93
OtherPAR	$207.03	$211.70	$188.33	$213.37
Total RevPAR	$322.50	$332.51	$306.34	$351.30

Revenue	$41,716	$43,011	$157,209	$180,777
CCF	$11,139	$10,838	$44,717	$52,592
CCF Margin	26.7%	25.2%	28.4%	29.1%

Gaylord Texan

Occupancy	68.9%	66.8%	66.3%	72.0%
Average daily rate (ADR)	$158.70	$179.55	$165.13	$178.88
RevPAR	$109.37	$119.87	$109.49	$128.77
OtherPAR	$235.11	$236.79	$201.25	$219.69
Total RevPAR	$344.48	$356.66	$310.74	$348.46

Revenue	$47,887	$49,579	$171,357	$192,706
CCF	$14,966	$13,568	$51,251	$56,384
CCF Margin	31.3%	27.4%	29.9%	29.3%

Gaylord National (b)

Occupancy	61.2%	54.3%	64.4%	61.6%
Average daily rate (ADR)	$205.39	$206.55	$206.86	$202.72
RevPAR	$125.64	$112.11	$133.16	$124.84
OtherPAR	$183.42	$169.33	$184.38	$184.25
Total RevPAR	$309.06	$281.44	$317.54	$309.09

Revenue	$56,753	$51,682	$231,341	$169,224
CCF	$9,662	$8,399	$60,258	$33,149
CCF Margin	17.0%	16.3%	26.0%	19.6%

Nashville Radisson and Other (c)

Occupancy	64.5%	68.6%	60.0%	66.9%
Average daily rate (ADR)	$92.09	$103.25	$91.71	$101.37
RevPAR	$59.38	$70.84	$55.03	$67.79
OtherPAR	$11.74	$13.95	$10.37	$14.28
Total RevPAR	$71.12	$84.79	$65.40	$82.07

Revenue	$1,906	$2,288	$7,194	$8,959
CCF	$1,088	$1,220	$2,250	$3,083
CCF Margin	57.1%	53.3%	31.3%	34.4%

Gaylord Hospitality Segment “Same Store” (excludes Gaylord National) (a)

Occupancy	73.0%	72.9%	66.2%	74.8%
Average daily rate (ADR)	$153.19	$165.20	$157.25	$165.01
RevPAR	$111.76	$120.36	$104.15	$123.40
OtherPAR	$198.75	$202.67	$157.66	$181.52
Total RevPAR	$310.51	$323.03	$261.81	$304.92

Revenue	$174,228	$181,258	$582,813	$679,108
CCF	$52,479	$49,618	$160,733	$196,781
CCF Margin	30.1%	27.4%	27.6%	29.0%

(a)	Excludes 5,171 room nights that were taken out of service during the twelve months ended December 31, 2008 as a result of the rooms renovation program at Gaylord Opryland.

(b)	Excludes 1,408 room nights that were not in service during the twelve months ended December 31, 2008 as these rooms were not released from construction at the opening of Gaylord National.

(c)	Includes other hospitality revenue and expense.

Gaylord Entertainment Company and Subsidiaries
Reconciliation of Forward-Looking Statements
Unaudited
(in thousands)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	GUIDANCE RANGE
	FULL YEAR 2010
	Low	High
Hospitality Segment
Estimated Operating Income/(Loss)	$110,500	$123,400
Estimated Depreciation & Amortization	92,300	94,500

Estimated Adjusted EBITDA	$202,800	$217,900
Estimated Pre-Opening Costs	0	0
Estimated Non-Cash Lease Expense	5,800	6,000
Estimated Stock Option Expense	1,400	1,600
Estimated Gains/(Losses), Net	0	500

Estimated CCF	$210,000	$226,000

Opry and Attractions segment
Estimated Operating Income/(Loss)	$6,000	$7,150
Estimated Depreciation & Amortization	3,900	4,500

Estimated Adjusted EBITDA	$9,900	$11,650
Estimated Stock Option Expense	100	300
Estimated Gains/(Losses), Net	0	50

Estimated CCF	$10,000	$12,000

Corporate and Other segment
Estimated Operating Income/(Loss)	$(54,800)	$(53,400)
Estimated Depreciation & Amortization	9,800	10,900

Estimated Adjusted EBITDA	$(45,000)	$(42,500)
Estimated Stock Option Expense	1,000	1,300
Estimated Gains/(Losses), Net	0	200

Estimated CCF	$(44,000)	$(41,000)